Exhibit 10.1
                                                                    ------------
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), is made and entered into as of this 1st day of February, 2004 and effective as of January 1, 2004 (the "Effective Date"), by and between Clark Consulting, Inc. and/or its successors ("CC or the "Company and assigns"), a Delaware corporation, and Thomas M. Pyra, a resident of Illinois (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, CC is engaged in business in the State of Illinois and throughout the United States; and

         WHEREAS, CC desires to continue to employ the Employee in the capacity of Executive Vice President and Chief Operating Officer of the Company, upon the terms and conditions hereinafter set forth.

         WHEREAS, the Employee serves as the Chief Operating Officer of Clark, Inc., the parent of CC, in addition to his responsibilities as an employee of CC; and

         WHEREAS, the Employee is willing to enter into this Agreement with respect to his continued employment and services upon the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, CC hereby continues to employ the Employee and the Employee hereby accepts such continued employment upon the terms and conditions hereinafter set forth:

         1. Term of Employment. The term of employment under this Agreement shall commence on the Effective Date and shall extend through January 31, 2007. Absent notice of termination (described below), commencing on February 1, 2007 and continuing on each subsequent February 1, the term of the Employee's employment shall automatically be extended for an additional 12 months. To cause the Employee's employment to terminate at the end of the original or an extended term, either party, at least 90 days prior to such date, shall give written notice to the other party that the Agreement will terminate.

         2. Duties of the Employee. The Employee agrees that during the term of this Agreement, he will devote substantially all his full professional and business-related time, skills and best efforts to the businesses of CC. The Employee shall report to the Chief Executive Officer of CC. The Employee may engage in personal investment activities provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential information provisions set forth herein. Nothing herein, however, will prevent the Employee, (i) upon approval of the CEO of the Company, from service as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company, (ii) from service on civic or charitable boards or committees, or (iii) from engaging in personal, investment activities or advisory board activities; provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential

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information provisions set forth herein. Employee shall be indemnified to the same extent as other directors and officers of CC.

         3. Compensation.

         (a) Base Salary. CC shall pay the Employee an annual base salary of Five Hundred Thousand Dollars ($500,000) per annum (or fraction for portions of a year) ("Base Salary"). Such Base Salary may be increased annually during the Employee's employment with CC in accordance with the then current standard salary administration guidelines of the Company. The Employee's Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of CC.

         (b)      Annual Bonus. In addition to the Base Salary set forth in
                  Section 3(a) hereof, the Employee shall receive a target bonus opportunity ("TBO") each year during his employment of up to 150% of Base Salary. The Annual Bonus shall be paid based upon criteria set annually for the Company. The Annual Bonus shall be subject to all appropriate federal and state withholding taxes and shall be payable annually on or before March 15th of the year following the year to which such bonus relates.

         4. Fringe Benefits. CC will provide the Executive such perquisites and fringe benefits of employment as are commonly provided to other senior executives of the Company and/or the Divisions. In addition to the foregoing, CC will

         (a) pay the Employee's annual membership dues for the athletic club of his choice; and

         (b) provide the Employee with the use of an automobile via an automobile allowance in the amount of $2,000 per month which will be adjusted annually by the change in the Consumer Price Index.

         (c) provide the Employee with personal financial planning and tax preparation services currently provided by the Ayco Company.

The fringe benefits shall be subject to all appropriate withholding taxes in accordance with the normal payroll procedures of the Company. The terms of this Agreement shall not preclude the Employee from participating with other employees of the Company in such fringe benefits or incentive compensation plans as may be authorized and adopted from time to time by the Company; however, the Employee must meet any and all eligibility provisions required under said fringe benefits or incentive compensation plans as may be authorized and adopted from time to time by the Company. The Employee may be granted such other fringe benefits or perquisites as the Employee and the Company may from time to time agree upon.

         5. Execu-flex. The Company has established the Clark Consulting Execu-Flex Benefit Plan for certain key executives of the Company. For so long as the Company maintains this Plan during the Employee's employment with the Company under the terms of this Agreement, the Company will make a $15,000 annual contribution to the Execu-Flex plan on

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behalf of the Employee. The terms and conditions of the benefits in the
Execu-Flex Benefit Plan will be governed by the terms of the Execu-Flex Benefit Plan document.

         6. Employee Benefits. The Employee and his eligible dependents shall be eligible to participate in the employee benefit programs made available generally to other employees of CC; as well as other executive benefit programs that may be offered to officers of the Company, provided, however, that the Employee and his eligible dependents must meet any and all eligibility provisions required under such employee benefit programs. In addition, the Employee will be eligible to participate in the Clark Consulting Deferred Compensation Plan, or such similar successor Plan, if any, that is maintained by the Company.

         7. Vacations. The Employee shall be entitled to the maximum level of paid time off ("PTO") for employees under the Company's PTO Plan. The current maximum is twenty-eight (28) days of paid time off ("PTO") during each full calendar year of which the Employee may carry over up to thirty-three (33) days of unused PTO to the next succeeding calendar year; provided, however, that at no time may the Employee have accumulated more than thirty-three (33) days of PTO. If the Company increases its maximum level of PTO under the terms of the Company's PTO Plan during the term of this agreement, the Employee will be entitled to receive the new maximum level, subject to the provisions of the PTO Plan. PTO may be used by the Employee for vacation, personal time or for their own illness or that of a family member who resides with him.

         8. Reimbursement of Expenses. CC recognizes that the Employee will incur legitimate business expenses in the course of rendering services to CC hereunder. Accordingly, CB shall reimburse the Employee, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by the Employee in the course of rendering services to CC under this Agreement.

         9. Working Facilities. The Employee shall be furnished an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties ("Working Facilities"), which shall be consistent with the reasonable policies of CC. The corporate headquarters are located in North Barrington, Illinois.

         10. Termination. The employment relationship between the Employee and CC created hereunder shall terminate before the expiration of the then current terms upon the occurrence of any one of the following events:

         (a) Death or Permanent Disability. The death or permanent disability of the Employee. For the purpose of this Agreement, "permanent disability" of the Employee shall mean "disability" as defined under CC's long-term disability plan.

         (b) Termination for Cause. The following events, actions or inactions by the Employee shall constitute "Cause" for termination of this Agreement:

                  (i) Substantial failure of performance by the Employee that is repeated or continued following thirty (30) days' written notice to the Employee of such failure to perform given by the CEO to the Employee;

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                  (ii)     Employee's failure to rectify any material breach or
                           perform any reasonable obligation of Employee under this Agreement within 30 days after written notice of such breach for failure to perform given by the CEO to the Employee;

                  (iii) any gross misconduct or gross negligence in the performance of his duties that materially and adversely affects CC;

                  (iv) a material breach of the Intellectual Property and Confidentiality Agreement with CC;

                  (v) the intentional diversion of a financial opportunity away from CC;

                  (vi) the commission of an act of dishonesty or fraud that is of a material nature and involves a material breach of trust;

                  (vii) the conviction of Employee for any felony or of a crime involving moral turpitude.

         (c)      Constructive Termination. In the event of:

                  (i) a material change or reduction in Employee's duties or authority;

                  (ii) a downward change in Employee's title to which the Employee does not consent;

                  (iii) a change to which Employee does not consent of the principal location in which he is required to perform his duties hereunder;

                  (iv) a material reduction in (or a failure to pay or provide) Employee's Earned Base Salary, Annual Bonus, Benefits, PTO or Working Facilities other than as permitted by this Agreement;

                  (v) following a Change of Control (as defined in section 10(f) below), CC or its successor delivers to Employee a notice of termination of the term of employment or evergreen feature under Section 1; or

                  (vi) any other material breach by the Company of this Agreement.

         Employee shall have the right to terminate his employment and CC shall treat such termination in all respects as if it had been a termination of employment by CC with notice under Section 10(e).

         (d) Termination by the Employee with Notice. The Employee may terminate this Agreement at any time without liability to CC arising from the resignation of the Employee upon ninety (90) days' prior written notice to CC. CC retains the right after proper notice of the Employee's voluntary termination to require the Employee to cease his employment immediately; provided, however, in such

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                  event, CC shall remain obligated to pay the Employee his
                  salary during the ninety (90) day notice period or the remaining term of this Agreement, whichever is less. During such ninety (90) day notice period, the Employee shall provide such consulting services to CC as CC may reasonably request and shall assist CC in training his successor and generally preparing for an orderly transition.

         (e) Termination by CC with Notice. CC may terminate this Agreement at any time upon ninety (90) days' prior written notice to Employee. CC retains the right after proper notice has been given to the Employee to require the Employee to cease his employment immediately; provided, however, in such event, CC shall remain obligated to pay the Employee his salary during the ninety (90) day notice period or the remaining term of this Agreement, whichever is less. During such ninety (90) day notice period, the Employee shall provide such consulting services to CC as CC may reasonably request and shall assist CC in training his successor and generally preparing for an orderly transition.

         (f) Termination due to Change in Control. If after a Change of Control (as defined below), Employee terminates due to Constructive Termination (as defined in Section 10(c) above) or CC or its successor terminates the Employee for any reason other than for Cause, Death or Disability, the Employee will be entitled to Compensation Upon Termination as described in 11(f) below. CC will require any successor to all or substantially all of its assets, to expressly assume and perform this Agreement. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

                           (i) the Company becomes a subsidiary of another
                  corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of the Company are sold to another corporation or entity; or

                           (ii) any person, corporation, partnership or other
                  entity, either alone or in conjunction with its "affiliates," as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporation, partnerships or other entities who are not "affiliates" but who are acting in concert, other than W.T. Wamberg or his family members or any person, organization or entity that is controlled by W.T. Wamberg or his family members, becomes the owner of record or beneficially of securities of the Company that represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding securities entitled to elect Board of Directors of the Company; or

                           (iii) the Board of Directors of the Company or a
                  committee thereof makes a determination in its reasonable judgment that a "Change of Control" of the Company has taken place.

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11. Compensation Upon Termination.

         (a) General. Unless otherwise provided for herein, upon the termination of the Employee's employment under this Agreement, before the expiration of the current term, the Employee shall be entitled to

                  (i) the salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by the Employee during the year to the effective date of termination;

                  (ii)     any accrued, but unpaid, PTO (up to six (6) weeks);

                  (iii)    any authorized but unreimbursed business expenses;
                           and

                  (iv) any benefits to which the Employee is entitled under the employee benefit programs maintained by CC.

         The sum of the amounts described in clauses (i) through (iv) will be hereinafter referred to as the "Accrued Obligations." The Accrued Obligations under clauses (i) through (iii) will be paid to the Employee or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of termination. The Accrued Obligations under (iv) will be paid or provided pursuant to the terms of the employee benefits programs maintained by CC.

         (b) Termination Because of Death or Permanent Disability. If the Employee's employment hereunder terminates because of the death or permanent disability of the Employee, the Employee shall be entitled to the Accrued Obligations set forth in
                  Section 11(a) above, plus one year's base salary and the Annual Bonus at full TBO for the calendar year of the Employee's death, which shall be paid in the year following the Employee's death in accordance with CC's customary practices.

         (c) Termination For Cause. If the employment relationship hereunder is terminated by CC for cause (as defined in Section 10(b) hereof), the Employee shall not be entitled to any amounts other than the Accrued Obligations.

         (d) Resignation by the Employee with Notice. If the employment relationship is terminated by the Employee with notice pursuant to the provisions of Section 10(d) hereof, the Employee shall be entitled to receive his Base Salary during the ninety day notice period, plus the Accrued Obligations, all to be paid when they would otherwise be due the Employee.

         (e) Constructive Termination or Termination by CC without Cause. In connection with a resignation by Employee due to his Constructive Termination as described in Section 10(c) above, or in connection with a termination of the Employee with notice under Section 10(e), Employee shall be entitled to receive

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                  (i)      his Base Salary during the ninety-day notice period
                           (which, in connection with a constructive termination shall be measured from the date on which the event causing constructive termination occurred); and

                  (ii) his Base Salary for a one-year period commencing on the later of the date of termination or the end of the ninety-day notice period; and

                  (iii) the Annual Bonus at full TBO for the calendar year of the Employee's termination; and

                  (iv) any Accrued Obligations as set forth in Section 11(a) above.

         (f) Termination due to Change in Control. In connection with any termination by CC or its successor of the Employee or termination by the Employee due to Change in Control as described in Section 10(f) above, Employee shall, in addition to receiving his Accrued Obligations, be entitled to receive for a two-year period from the date of termination the sum of:

                  (i)      his then current Base Salary; plus

                  (ii) for each of the two years, an amount equal to the Annual Bonus at full TBO, prior to the Change of Control. Such payments shall be paid as customary but in no event, less frequently than monthly beginning within 20 business days after the date of termination.

         All amounts payable under this Section 11 will be reduced by any standard withholding and other authorized deductions and paid in accordance with the normal payroll practices of the Company.

         12. Noncompetition. During the Employee's employment with CC, and for the time period set forth in Section 12(d) below, the Employee will not:

         (a) Accept employment with or render services for compensation (including without limitation, consultation or research) to, or acquire any kind of ownership in, any person or entity which is engaged in the design, development, marketing, sale or support of any competitive product or service sold in the United States if that relationship includes any responsibilities whatsoever with respect to developing, promoting, marketing, soliciting or selling any product or service (including without limitation, any life insurance or other insurance product or policy) to any corporation in any state in which CC operates.

         (b) Promote, market, solicit, or sell any product or service, including without any limitation, any life insurance or other insurance product or policy, similar to or competitive with CC or any of its Divisions ("CC Programs") to any existing client of CC or any corporation, healthcare, insurance carrier or financial institution which, during the 13-month period prior to the termination of Employee's employment by CC, is listed as either a client, a prospect, or a

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                  courtesy prospect on the prospect databases maintained by the
                  Company or its Divisions.

         (c)      Induce or attempt to induce:

                  (i) any purchaser of any CC Program to cancel, allow to lapse, fail to renew or replace any CC Program;

                  (ii) within the 13 month period following termination of Employee's employment, any other employee or any representative of CC to terminate or alter his, her, or its relationship with CC;

                  (iii) any insurance company to terminate or alter its relationship with CC; or

                  (iv) any banking association or other trade organization to terminate or alter its relationship with CC.

         (d) The noncompetition provisions described in sections 12(a), 12(b), and 12(c) shall apply as follows:

                  (i) If CC terminates the Employee pursuant to Section 10(b) (for Cause) or the Employee terminates pursuant to Section 10(d) (Termination by the Employee with Notice), the noncompetition provisions in sections 12(a), 12(b) and 12(c) shall remain in effect for 12 months after the Employee's termination.

                  (ii)     If the Employee terminates employment pursuant to
                           Section 10(c) (for Constructive Termination), the noncompetition provisions in Section 12(c) shall remain in effect for 12 months after the Employee's termination.

                  (iii) If the Employee terminates employment or CC or its successor terminates the Employee pursuant to Section 10(f) (for Change of Control), the noncompetition provisions in sections 12(a), 12(b) and 12(c) shall remain in effect for 24 months after the Employee's termination.

         13. Confidential Information. Employee shall abide by the terms of CC's standard Intellectual Property and Confidentiality Agreement, which is attached hereto as Exhibit A.

         14. Termination of Existing Contract. The Employee is currently party to an agreement with the Company dated October 30, 2001 (the "Existing Contract") which is attached hereto as Exhibit B. The Company and the Employee agree that on the effective date of this Agreement that the Existing Contract will be terminated and that the terms of this Agreement will govern all aspects of the Employee's employment with the Company.

         15. Property of CC. The Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of CC and the Employee hereby agrees that such property shall remain the exclusive property of CC, and the Employee shall have no

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right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

         16. Equitable Relief. The Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause CC irreparable injury and damage. The Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to CC. By reason thereof, the Employee agrees that CC shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         17. Successors Bound. This Agreement shall be binding upon CC and the Employee, their respective heirs, executors, administrators or successors in interest.

         18. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

         19. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. Any prior agreements between the parties (whether oral or written) are hereby superseded in their entirety.

         20. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  If to CC:

                  Clark Consulting, Inc.
                  102 South Wynstone Park Drive
                  North Barrington, Illinois 60010
                  Attn:  Mr. W. T. Wamberg
                  Chief Executive Officer

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                  With a copy to:

                  Vedder, Price, Kaufman and Kammholz, P.C.
                  222 N. LaSalle Street
                  Chicago, Illinois  60601
                  Attn:  Lane Moyer, Esq.

                  If to Thomas M. Pyra:

                  22921 Fox Chase
                  Deer Park, Illinois 60010

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         21. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

         22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF ILLINOIS.

         23. Assignment. This Agreement is personal to the Employee and may not be assigned in any way by the Employee without the prior written consent of CC.

         24. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

                            [signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                        CLARK CONSULTING, INC.

                                        By: /s/ Tom Wamberg
                                           -------------------------------------
                                        W.T. Wamberg
                                        Chairman of the Board and
                                        Chief Executive Officer


                                        EMPLOYEE:

                                        /s/ Thomas M. Pyra
                                        ----------------------------------------
                                        Thomas M. Pyra


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